EXHIBIT 3.1

                          ARTICLES OF INCORPORATION
                                     OF
                           DATAMARINE-WASH., INC.

      Pursuant to RCW 23B.02.020 of the Washington Business Corporation Act, the undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

                                  ARTICLE I

                                    NAME

      The name of this corporation is Datamarine-Wash., Inc.

                                 ARTICLE II

                                  PURPOSES

      This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporation Act.

                                 ARTICLE III

                                   SHARES

      This corporation is authorized to issue twenty million (20,000,000) shares of common stock with a par value of one cent ($.01) and one million (1,000,000) shares of preferred stock with a par value of one dollar ($1.00).

                                 ARTICLE IV

                    TERMS FOR CONVERTIBLE PREFERRED STOCK
                       AND REDEEMABLE PREFERRED STOCK

      Convertible Preferred Stock. This series of preferred stock par value $1.00 per share ("Preferred Stock") of Datamarine International, Inc. (the "Corporation") shall be comprised of 2,000 shares designated as "Redeemable Convertible Participating Preferred Stock" (hereinafter referred to as "Convertible Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Convertible Preferred Stock are as follows:

      A. Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends are paid with respect to this Corporation's common stock, par value $.01 per share (the "Common Stock") (treating each share of Convertible Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Convertible Preferred Stock could be converted pursuant to the provisions of Section E hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

      B. Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to share in any distribution of any of the assets, capital, surplus or earnings of the Corporation ratably with the holders of the Common Stock of the Corporation (after the payment in full of the liquidation preference on the Redeemable Preferred Stock), based upon the amount which such Convertible Preferred Stock would have been entitled to receive in connection with such liquidation, dissolution or winding up if such share had been converted into Common Stock at the Conversion Price (as defined in Section E below) in effect on such date, together with an amount equal to all declared but unpaid dividends on the Convertible Preferred Stock as provided in Section A above, if any.

      C.    Redemption.

            1. At the election of the Corporation, subject to the holders' of Convertible Preferred Stock rights of conversion pursuant to the terms of Section E below, the Corporation may redeem all, but not less than all, of the shares of Convertible Preferred Stock then outstanding on or after December 31, 2000, so long as the Redeemable Preferred Stock shall have been redeemed in full on or prior to such date. If the Corporation elects to redeem the Convertible Preferred Stock, it shall give written notice of such election at least 60 days prior to the date of redemption, together with the date of redemption, and, if the Corporation's Common Stock is not then publicly held, the Corporation's estimate of the Fair Market Value of the Convertible Preferred Stock, to the holders of the Convertible Preferred Stock and all shares of Convertible Preferred Stock will be redeemed on the date specified for redemption in the Company's notice (the "Redemption Date") for a per share cash purchase price equal to the Fair Market Value (as determined in Section C.4 below) of the Convertible Preferred Stock plus any accumulated and unpaid dividends (the "Redemption Price"). On or after the Redemption Date, each holder of shares of Convertible Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price.

            2. Rights. From and after the Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Redemption Price, all rights of the holders with respect to such redeemed shares of Convertible Preferred Stock (except the right to receive the Redemption Price in accordance with the terms hereof upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

            3. Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Convertible Preferred Stock, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Convertible Preferred Stock are not redeemed because the Corporation failed to pay or tender to pay the aggregate Redemption Price on all outstanding shares of Convertible Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the unpaid portion of the Redemption Price for the unredeemed portion at a per annum rate equal to twenty percent (20%) or the maximum rate of interest permitted under applicable law, whichever is less.

            4. Fair Market Value Determination. If the Corporation's Common Stock is publicly traded at the Redemption Date, the Fair Market Value of each share of Convertible Preferred Stock shall equal the product of the number of shares of Common Stock into which each share of the Convertible Preferred Stock may then be converted multiplied by the average closing price for the Corporation's Common Stock for the thirty (30) trading days immediately preceding the Redemption Date. If the Corporation's Common Stock is not publicly traded on the Redemption Date, the Fair Market Value shall be determined in accordance with the following provisions. If the holders of a majority in interest of the Convertible Preferred Stock do not object in writing to the Corporation's estimate of the Fair Market Value of the Convertible Preferred Stock within fifteen (15) days after receipt of the Corporation's written notice of redemption, such estimate shall be the Fair Market Value for purposes of determining the Redemption Price of the Convertible Preferred Stock. If the holders of a majority in interest of the Convertible Preferred Stock do timely object to the Corporation's estimate of Fair Market Value, the Corporation and such holders shall seek for a ten (10) day period thereafter to negotiate the Fair Market Value in good faith. If the Corporation and the holders of a majority in interest of the Convertible Preferred Stock are unable to agree upon such Fair Market Value by the end of such period, each of the Corporation and the holders (acting by a majority in interest) shall, within ten (10) days thereafter, select an unaffiliated investment banking firm of nationally recognized standing in the telecommunications equipment industry to appraise the Fair Market Value of the Convertible Preferred Stock. Each such firm will deliver its appraisal of the Fair Market Value within fifteen (15) days thereafter, and if the lower appraisal is at least 90% of the higher appraisal, the arithmetic mean of the two shall be the Fair Market Value. If the two appraisals vary by more than 10%, the two firms shall promptly select a third investment banking firm of nationally recognized standing in the telecommunications equipment industry. Such third firm shall, within ten (10) days thereafter, deliver its appraisal of the Fair Market Value of the Convertible Preferred Stock, the two appraisals which are closest together in value shall be averaged and such amount shall be the Fair Market Value for purposes of determining the Redemption Price. The Fair Market Value of the Convertible Preferred Stock shall be determined: (i) without regard to the illiquid nature of such stock or for any discount attributable to the minority interest represented by such stock; (ii) with the Corporation valued as a going concern (including all net working capital); and (iii) on the basis of what a willing buyer would pay to a seller under no compunction to sell. All costs of the appraisals hereunder shall be borne by the Corporation.

      D. Voting. Except as otherwise provided herein or as required by law, the shares of the Convertible Preferred Stock shall be voted together with the Corporation's Common Stock as a single voting group at any annual or special meeting of the stockholders of the Corporation, or may act by written consent as a single voting group with the Corporation's Common Stock, and shall otherwise have the same voting rights of the Common Stock. Each share of Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

      E. Conversion Rights. The holders of Convertible Preferred Stock shall have conversion rights as follows:

            1. Conversion at Holder's Election. Each share of Convertible Preferred Stock shall be converted promptly upon the written election to so convert by holders of a majority in interest of the Convertible Preferred Stock into shares of Common Stock, initially at a conversion price equal to $9.00 per share of Common Stock, which price shall be adjusted as hereinafter provided (and, as so adjusted, is hereinafter sometimes referred to as the "Conversion Price"), with each share of Convertible Preferred Stock being valued for such purpose at $737.85.

             2. Conversion at the Company's Election. At any time on or after December 19, 2000, the Company may, in its sole discretion, elect to convert each share of Convertible Preferred Stock into shares of Common Stock, at the Conversion Price, with each share of Convertible Preferred Stock being valued for such purpose at $737.85, by providing written notice of the Company's election to each holder of Convertible Preferred Stock specifying a date not earlier than sixty (60) days from the mailing date of such notice as the date for surrender of certificates of Convertible Preferred Stock in connection with such conversion (the "Initial Surrender Date") and provided that the Company shall redeem all outstanding shares of Redeemable Preferred Stock (defined below) at or prior to the Initial Surrender Date.

            3. Dividends. If Convertible Preferred Stock is converted pursuant to Section E.1 or Section E.2 and at such time there are declared and unpaid dividends or other amounts due on such shares, such dividends shall be paid in full by the Corporation in connection with such conversion.

            4. Conversion Procedures. Any holder of Convertible Preferred Stock whose shares are converted into shares of Common Stock shall promptly, in the case of conversion pursuant to Section E.1, or at or within five (5) days after the Initial Surrender Date, in the case of conversion pursuant to Section E.2, surrender the certificate or certificates representing the Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Convertible Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Convertible Preferred Stock by the Corporation, accompanied, in the case of a voluntary conversion pursuant to Section E.1, by written notice of conversion. Such notice of conversion shall specify (i) the number of shares of Convertible Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued, and (iii) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. Upon surrender of a certificate representing Convertible Preferred Stock for conversion, the Corporation shall issue and send by hand delivery, by courier or by overnight courier to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion.

            5. Effective Date of Conversion. The issuance by the Corporation of shares of Common Stock upon a conversion of Convertible Preferred Stock into shares of Common Stock pursuant to Section E.1 or Section E.2 hereof shall be effective as of the date of the surrender of the certificate or certificates for the Convertible Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto); provided, however, that in the event of conversion pursuant to Section E.2, any shares of Convertible Preferred Stock in respect of which certificates have not been surrendered in accordance with Section E.4 by the Corporation's close of business on the fifth day after the Initial Surrender Date (such day, the "Final Surrender Date") shall be automatically converted into shares of Common Stock in accordance with Section E.2, without any further action on the part of the holder of such shares, effective as of the Final Surrender Date. On and after the effective date of conversion, the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock.

            6. Fractional Shares. The Corporation shall not be obligated to deliver to holders of Convertible Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Convertible Preferred Stock, but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

            7. Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Convertible Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Convertible Preferred Stock then outstanding. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, excluding permits or authorizations relating to registration under Federal or state securities laws, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Convertible Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Convertible Preferred Stock then outstanding and convertible into shares of Common Stock.

            8. Adjustments to Conversion Price. The Conversion Price in effect from time to time shall be subject to adjustment from and after December 19, 1995 and through the effective date of the conversion of all of the then outstanding Convertible Preferred Stock and regardless of whether any shares of Convertible Preferred Stock are then issued and outstanding as follows:

                  (a) Stock Dividends, Subdivisions and Combinations. Upon the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, the subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or the combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Price shall, simultaneously with the happening of such dividend, subdivision or split be adjusted by multiplying the then effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. An adjustment made pursuant to this Section E.8(a) shall be given effect, upon payment of such a dividend or distribution, as of the record date for the determination of stockholders entitled to receive such dividend or distribution (on a retroactive basis) and in the case of a subdivision or combination shall become effective immediately as of the effective date thereof.

                  (b) Sale of Common Stock. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding any shares of Common Stock issued (i) to employees or officers of the Corporation under the Corporation's Datamarine Employee Investment Plan (401(k) Plan) and/or the 1980 Employee Stock Purchase Plan, each as in effect as of November 1, 1995 or (ii) to officers, directors, employees, consultants, advisors or agents of the Corporation upon the exercise of Excluded Options (as defined in Section E.8(c) below)), for a consideration per share less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares, then, and thereafter successively upon each such issuance, sale or exchange, the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                        (I) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the convertible debentures due December 19, 2000 issued by this Corporation (the "Convertible Debentures") pursuant to that certain Debenture Purchase Agreement dated as of December 19, 1995 among the Company and the parties named on the signature pages and Exhibit A thereto (the "Debenture Purchase Agreement.)), plus (ii) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Conversion Price (prior to adjustment), and

                        (II) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such additional shares of Common Stock (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the Convertible Debentures)), plus (ii) the number of such additional shares of Common Stock so issued.

                  (c) Sale of Options, Rights or Convertible Securities. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock (other than any options or warrants for shares of Common Stock granted to officers, directors, employees, consultants, advisors or agents of the Corporation pursuant to either (a) the Corporation's 1991 Stock Option Plan at an exercise price equal to at least 80% of the then current fair market value of the Common Stock, or (b) the Corporation's 1992 Stock Option Plan for Non-Employee Directors at exercise prices equal to the then current fair market value of the Common Stock (the "Excluded Options")), or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged to the fullest extent permitted by their terms) less than the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities, the Conversion Price in effect immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities shall forthwith be reduced to an amount determined by multiplying such Conversion Price by a fraction:

                        (I) the numerator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible securities (including the Convertible Debentures)), plus (ii) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible or exchangeable securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise, conversion or exchange thereof (the "Net Aggregate Consideration") would purchase at the Conversion Price prior to adjustment, and

                        (II) the denominator of which shall be (i) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or convertible or exchangeable securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion, exercise or exchange of any outstanding Preferred Stock, options, warrants, rights or convertible or exchangeable securities (including the Convertible Debentures)), plus
                  (ii) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or convertible or exchangeable securities were exercised, converted or exchanged.

                  (d)   Expiration or Change in Price.  If the
            consideration per share provided for in any options, warrants or rights to subscribe for shares of Common Stock or any securities exchangeable for or convertible into shares of Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants rights or convertible or exchangeable securities provided for such changed consideration per share (determined as provided in Section E.8(c) hereof), at the time initially granted, issued or sold; provided, that such adjustment of the Conversion Price will be made only as and to the extent that the Conversion Price effective upon such adjustment remains less than or equal to the Conversion Price that would be in effect if such options, warrants, rights or convertible or exchangeable securities had not been issued. No adjustment of the Conversion Price shall be made under this Section E upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any options, warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible or exchangeable securities if an adjustment shall previously have been made upon the issuance of such options, warrants, rights or convertible or exchangeable securities.
            Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the options, warrants, rights or convertible or exchangeable securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or cancelled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Conversion Price had the expired or cancelled warrants, options, rights or convertible securities not been issued.

            9. Other Adjustments. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a non-cash dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event lawful and adequate provision shall be made so that the holders of Convertible Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined), retained such securities receivable by them as aforesaid during such period.

            If the Common Stock issuable upon the conversion of the Convertible Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section E), then and in each such event the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

            10. Mergers and Other Reorganizations. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section E) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which such holders would have been entitled upon such capital reorganization, merger, consolidation or sale had such holders converted their shares of Convertible Preferred Stock into Common Stock immediately prior to such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Convertible Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section E (including without limitation provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Convertible Preferred Stock.

            11. Notices. In each case of an adjustment or readjustment of the Conversion Price, the Corporation will furnish each holder of Convertible Preferred Stock or any Convertible Debentures with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based; provided, however, that the Corporation shall be entitled to deliver any such notices to the representative of the holders as set forth in
      Section 12.6 of the Debenture Purchase Agreement.

      F. Restrictions and Limitations. So long as the Convertible Preferred Stock remains outstanding, the Corporation shall not without the affirmative vote or written consent of the holders of a majority in interest of the then outstanding shares of the Convertible Preferred Stock (adjusted appropriately for stock splits, stock dividends and the like):

            (a) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of stock other than redemption of the Redeemable Preferred Stock in accordance with the terms thereof or pursuant to Section B or Section C hereof; provided, however, that this restriction shall not apply to the repurchase or redemption of shares of Common Stock issued pursuant to stock repurchase or similar agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law, provided that (unless the purchase is approved by unanimous vote of the Board of Directors of the Corporation) the repurchase price paid by the Corporation does not exceed the purchase price paid to the Corporation for such shares;

            (b) Authorize or issue, or obligate itself to issue, any other equity security senior to the Convertible Preferred Stock as to liquidation preferences, redemptions, or dividend rights or with any special voting rights (other than the Redeemable Preferred Stock);

            (c) Increase or decrease (other than by conversion as permitted hereby) the total number of authorized shares of Convertible Preferred Stock or Redeemable Preferred Stock;

            (d) Pay any dividends on any of its capital stock or otherwise make any payments to any holders of its Common Stock, except as otherwise expressly permitted in the Debenture Purchase Agreement;

            (e) Authorize any merger or consolidation of the Corporation or SEA, Inc. with or into any other corporation, partnership or entity (other than a wholly-owned subsidiary of the Corporation or in connection with an acquisition which is permitted under the terms of a certain Debenture Purchase Agreement dated December 19, 1995 by and among the holders of the Corporation's Convertible Debentures issued thereunder and the Corporation (the "Debenture Purchase Agreement"), authorize or permit the liquidation, dissolution or winding up of the Corporation, SEA, Inc. of Delaware or Narrowband Network Systems, Inc. or authorize or permit the sale of all or any substantial portion of the capital stock or assets of the Corporation, SEA, Inc. of Delaware or Narrowband Network Systems, Inc. (except as permitted pursuant to Sections 5.11 and 5.12 of the Debenture Purchase Agreement); or

            (f) Amend the Amended and Restated Articles of Incorporation or By-Laws of the Corporation in a manner which, or take any other action or enter into any other agreements which, could prohibit or conflict with the Corporation's obligations hereunder with respect to the holders of the Convertible Preferred Stock.

      G. No Reissuance of Convertible Preferred Stock. No share or shares of the Convertible Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Convertible Preferred Stock accordingly.

      H. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to the representative of the holders of Convertible Preferred Stock as set forth in Section 12.6 of the Debenture Purchase Agreement at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

      Redeemable Preferred Stock. This series of Preferred Stock of the Corporation shall be comprised of 2,000 shares designated as "Redeemable Preferred Stock" (hereinafter referred to as "Redeemable Preferred Stock"). The relative rights, preferences, restrictions and other matters relating to the Redeemable Preferred Stock are as follows:

      A. Dividends. The holders of the Redeemable Preferred Stock shall be entitled to receive, and the Corporation shall be bound to pay on the earlier of the RPF Redemption Date or the Optional Redemption Date (unless sooner paid at the election of the Company), cumulative dividends in an amount per share determined by (i) accruing dividends for each calendar year or portion thereof that any shares of the Redeemable Preferred Stock are outstanding (A) through December 31, 1996 at the per annum rate of $100.00, (B) during calendar year 1997 at the per annum rate of $110.00,
(C) during calendar year 1998 at the per annum rate of $120.000, (D) during calendar year 1999 at the per annum rate of $140.00, and (E) during calendar year 2000 and thereafter at the per annum rate of $150.00, and
(ii) compounding such dividends on each calendar year end until paid (or through any date on which such dividends are to be paid) at the per annum dividend rate for such year.

      B.    Preference on Liquidation.

            1. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Redeemable Preferred Stock shall be entitled to receive in cash and prior and in preference to any distribution of any assets, capital, surplus or earnings of the Corporation to the holders of any other capital stock of the Corporation (including the Convertible Preferred Stock and the Common Stock), the amount of $1,000.00 per share for each share of Redeemable Preferred Stock then held by them (adjusted for any stock split, combination, consolidation, or stock distributions or stock dividends with respect to such shares) together with all accrued but unpaid cumulative dividends on the Redeemable Preferred Stock (the "Liquidation Preference Amount"). If the assets and funds thus distributed among the holders of the Redeemable Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference Amount then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Redeemable Preferred Stock.

            2. The following shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section B.2 (with each such event being referred to herein as a "Corporate Disposition"): (i) a consolidation or merger of this Corporation with or into any other corporation or corporations (other than a wholly-owned subsidiary or in connection with an acquisition permitted under the Debenture Purchase Agreement); (ii) the sale, transfer or other disposition of all or substantially all of the assets of this Corporation; or (iii) the effectuation by the Corporation or its shareholders of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (other than as permitted under the Debenture Purchase Agreement).

      C.    Redemption.

            1. Mandatory Redemption. The Corporation shall redeem all of the shares of Redeemable Preferred Stock then outstanding on December 19, 2000. On or prior to June 30, 1999, the Corporation shall give written notice by mail, postage prepaid, to the holders of the then outstanding Redeemable Preferred Stock at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. Such notice shall set forth the date specified for redemption (December 19, 2000) and the Redemption Price (which shall be the Liquidation Preference Amount). The notice shall further call upon such holders to surrender to the Corporation on or before the applicable redemption date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed on December 19, 2000 (the "RPF Redemption Date") or an indemnification and loss certificate. On or before the applicable RPF Redemption Date, each holder of shares of Redeemable Preferred Stock called for redemption shall surrender the certificate evidencing such shares, or such indemnification and loss certificate, to the Corporation. At such time, the Corporation shall pay to each of the holders of Redeemable Preferred Stock a per share cash price equal to the Redemption Price.

            2. Optional Redemption. The Corporation may, in its sole discretion, at any time after December 19, 1997, redeem all of the shares of Redeemable Preferred Stock then outstanding. The Corporation shall give the holders of the then outstanding Redeemable Preferred Stock not less than sixty (60) days prior written notice by mail, postage prepaid, at the address of each such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of such notice. Such notice shall set forth the date specified for redemption (the "Optional Redemption Date") and the Redemption Price (which shall be the Liquidation Preference Amount). The notice shall further call upon such holders to surrender to the Corporation on or before the Optional Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed on the Optional Redemption Date or an indemnification and loss certificate. On or before the applicable Optional Redemption Date, each holder of shares of Redeemable Preferred Stock called for redemption shall surrender the certificate evidencing such shares, or such indemnification and loss certificate, to the Corporation. At such time, the Corporation shall pay to each of the holders of Redeemable Preferred Stock a per share cash price equal to the Redemption Price.

            3. Termination of Rights. From and after any applicable RPF Redemption Date or Optional Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Redemption Price, all rights of the holders with respect to such redeemed shares of Redeemable Preferred Stock (except the right to receive the Redemption Price upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

            4. Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock on the applicable RPF Redemption Date or Optional Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock on such redemption date, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the applicable RPF Redemption Date or Optional Redemption Date, but which it has not redeemed, at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Redeemable Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Redemption Price on all outstanding shares of Redeemable Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the unpaid portion of the Redemption Price for the unredeemed portion at an aggregate per annum rate equal to twenty percent (20%) or the maximum rate permitted by applicable law, whichever is less.

      D.    Voting.   Except as required by law, the shares of the
Redeemable Preferred Stock shall not have any voting rights or powers.

      E. No Reissuance of Redeemable Preferred Stock. No share or shares of the Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Redeemable Preferred Stock accordingly.

                                  ARTICLE V

                            NO PREEMPTIVE RIGHTS

      Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                                 ARTICLE VI

                            NO CUMULATIVE VOTING

      At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                                 ARTICLE VII

                                   BYLAWS

      The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                                ARTICLE VIII

                         REGISTERED AGENT AND OFFICE

      The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

            Name                   Address
            ----                   -------

            David C. Thompson      7030 220th St. S.W.
                                   Mountlake Terrace, WA 98043

                                 ARTICLE IX

                                 DIRECTORS

      A. The number of directors of this corporation shall be determined in the manner specified by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

      B. The term of the initial directors shall be until the first annual meeting of the shareholders or until their successors are elected and qualified, unless removed in accordance with the provisions of the Bylaws.

      C. The Directors of the corporation shall be divided into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. In the first annual meeting of stockholders, the Class I Director shall be elected to hold office for a term to expire at the first annual meeting of the stockholders thereafter; the Class II Director shall be elected to hold office for a term to expire with the second annual meeting of the stockholders thereafter; and the Class III Director shall be elected to hold office for a term to expire at the third annual meeting of the stockholders thereafter, and in the case of each class, until his respective successor is duly elected and qualified. At each annual election held after the next annual meeting of the stockholders, the Director elected to succeed the one whose term expires shall be identified as being of the same class as the Director he succeeds and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after his election, and until his successor is duly elected and qualified. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified.

                                  ARTICLE X

          SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

      In order to obtain shareholder approval in connection with the following corporate actions, such actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group: amendment of the Articles of Incorporation; a plan of merger or share exchange; the sale, lease, exchange, or other disposition of all, or substantially all, of the corporation's assets other than in the usual and regular course of business; or dissolution of the corporation.

                                 ARTICLE XI

                                INCORPORATOR

      The name and address of the incorporator is as follows:

            Name                   Address
            ----                   -------

            Eric A. DeJong         2600 Century Square
                                   1501 Fourth Avenue
                                   Seattle, WA 98101-1688

                                 ARTICLE XII

                     LIMITATION OF DIRECTORS' LIABILITY

      A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

                                ARTICLE XIII

                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 1. Right to Indemnification. Each person who was, or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer, he or she is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the corporation, to the full extent permitted by applicable law as then in effect, against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 or otherwise.

      Section 2.  Right of Claimant to Bring Suit.  If a claim under
Section 1 of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.

      Section 3. Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

      Section 4. Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act. The corporation may, without further shareholder action, enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

      Section 5. Indemnification of Employees and Agents of the Corporation. The corporation may, by action of its board of directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act or otherwise.

Dated March __, 2000


                                       ________________________________
                                       Eric A. DeJong, Incorporator


                    CONSENT TO SERVE AS REGISTERED AGENT

      I, David C. Thompson, hereby consent to serve as Registered Agent, in the State of Washington, for Datamarine-Wash., Inc. I understand that as agent for the corporation, it will be my responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of Datamarine-Wash., Inc.

Dated: March __, 2000


                                       ________________________________
                                       David C. Thompson

                                       7030 220th St. S.W.
                                       Mountlake Terrace, WA 98043